INFONOW CORPORATION
1875 Lawrence Street, Suite 1100
Denver, CO 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 1998

To Our Stockholders:

The Annual Meeting of Stockholders of InfoNow Corporation, a Delaware corporation (the "Company"), will be held at 3:00 p.m. MDT, on April 24, 1998, at the InfoNow corporate offices, 1875 Lawrence Street, Suite 1100, Denver, Colorado, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement.

1. To elect five (5) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified.
2. To amend the Company's 1990 Stock Option Plan to (a) allow the Company to grant non-statutory stock options to consultants to the Company and (b) increase the number of shares of Common Stock available for purchase from 1,700,000 to up to 2,200,000 shares.
3. To consider and vote upon a proposal to ratify the sale of assets of its subsidiary, Cimarron International, Inc.
4. To consider and vote upon a proposal to ratify the appointment of Hein + Associates LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.
5. To transact such other business as may properly come before the meeting, or any adjournment thereof.
The five (5) director nominees receiving the highest number of votes in favor of election will be elected. In order for the other proposals listed above to be approved, each proposal must be approved by the affirmative vote of holders of a majority of shares, voting as a group.

All Stockholders are cordially invited to attend the meeting, although only Stockholders of record at the close of business on March 11, 1998 will be entitled to notice of, and to vote at, the meeting or any and all adjournments thereof.
BY ORDER OF THE BOARD OF DIRECTORS


/s/Kevin D. Andrew
Kevin D. Andrew
Secretary of the Corporation
March 23, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR PROMPT RETURN OF THE PROXY WILL HELP TO ASSURE A QUORUM AT THE MEETING AND AVOID ADDITIONAL COMPANY EXPENSE FOR FURTHER SOLICITATION. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.


INFONOW CORPORATION
1875 Lawrence Street, Suite 1100
Denver, CO 80202


PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 24, 1998


SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of InfoNow Corporation, a Delaware corporation ("InfoNow" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on April 24, 1998 at 3:00 p.m. MDT, at the Company's offices, 1875 Lawrence Street, Suite 1100, Denver, Colorado, and at any and all adjournments of such meeting.

If the enclosed Proxy Card is properly executed and returned in time to be voted at the meeting, the shares of Common Stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted FOR each of the proposals described herein. Abstentions (proxies not returned) and broker non-votes will be treated as Stockholders absent from the Annual Meeting. The proxies will be tabulated and votes counted by American Securities Transfer & Trust, Inc. It is anticipated that this Proxy Statement and the accompanying Proxy Card will be mailed to the Company's Stockholders on or about March 23, 1998.

STOCKHOLDERS WHO EXECUTE PROXIES FOR THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AT ANY TIME PRIOR TO THEIR EXERCISE BY DELIVERING WRITTEN NOTICE OF REVOCATION TO THE COMPANY, BY DELIVERING A DULY EXECUTED PROXY CARD BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

The costs of the meeting, including the costs of preparing and mailing the Proxy Statement and Proxy, will be borne by the Company. Additionally, the Company may use the services of its Directors, officers and employees to solicit proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers, and others who hold shares of Common Stock of the Company in nominee names to distribute proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

OUTSTANDING CAPITAL STOCK

The record date for Stockholders entitled to vote at the Annual Meeting is March 11, 1998. At the close of business on that day, there were 5,364,179 shares of no par value Common Stock (the "Common Stock") of the Company outstanding and entitled to vote at the meeting.

QUORUM AND VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding Common Stock is necessary to constitute a quorum for each matter voted upon at the Annual Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. Abstentions and broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

ACTION TO BE TAKEN AT THE MEETING

The accompanying proxy, unless the Stockholder otherwise specifies in the proxy, will be voted (i) FOR the election of each of the five nominees named herein for the office of director, (ii) FOR approval of an amendment to the InfoNow Corporation 1990 Stock Option Plan to (a) allow the Company to grant non-statutory stock options to consultants of the Company and (b) increase the number of shares of common stock reserved for issuance thereunder from 1,700,000 to up to 2,200,000, (iii) FOR the ratification of the sale of assets of its subsidiary, Cimarron International, Inc., which was sold to Cimarron Dog and Pony, Inc. ("Cimarron"), (iv) FOR the selection of Hein + Associates LLP, independent public accountants, as the auditors of the Company for the fiscal year ending December 31, 1998, and (v) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

Where Stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth as of March 11, 1998, the number of shares of the Company's outstanding Common Stock beneficially owned by (i) the Company's Chief Executive Officer and by the highest compensated executive officers who were serving as executive officers at the end of the 1997 fiscal year whose individual total cash compensation for the 1997 fiscal year exceeded $100,000 (the "Named Executive Officers"), (ii) each director and nominee for director of the Company, (iii) all executive officers and directors of the Company as a group and (iv) each person or group of persons known by the Company to beneficially own more than five percent (5%) of the outstanding Common Stock. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company.

                                                              Shares
                                       Amount and             Beneficially Owned
                                       Nature of              Which May be
Name and Address of       Beneficial   Percent of Class       Acquired Within
Beneficial Owner          Ownership    Beneficially Owned(1)  60 Days(4)

Officers and Directors:

Donald E. Cohen               555,079      10.2%               62,745
1875 Lawrence, Suite 1100
Denver, CO  80202

Michael W. Johnson            822,778      14.5%              313,436
1875 Lawrence, Suite 1100
Denver, CO  80202

Nahum Rand                    358,161(3)    6.4%	             208,244
1875 Lawrence St., Suite 1100
Denver, CO  80202

W. Brad Browning              203,667       3.7%              135,000
1875 Lawrence St., Suite 1100
Denver, CO  80202

Duane Wentworth                 8,333         -                 8,333
1875 Lawrence St., Suite 1100
Denver, CO  80202

Michael D. Basch                2,366         -                 1,666
1875 Lawrence St., Suite 1100
Denver, CO  80202

All Officers and Directors  2,138,191       34.2%	            901,453
as a Group (8 persons)

Principal Stockholders:

Dieter Heidrich               594,944(2)    10.9%             102,695
1113 Spruce Street
Boulder, CO 80302

Robertson Stephens            498,615        9.0%             178,572
Orphan Fund
555 California Street
Suite 2600
San Francisco, CA 94104

Robertson Stephens            384,273        7.0%             142,858
Diversified Growth Fund
555 California Street
Suite 2600
San Francisco, CA 94104

Robertson Stephens            287,229        5.2%             107,143
Global Low-Price Fund
555 California Street
Suite 2600
San Francisco, CA 94104

(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company understands that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Includes 142,857 shares of common stock and warrants to purchase 71,429 shares of common stock held by Opus Capital Fund, LLC, which is managed by Opus Capital, LLP.
(3) Includes 208,244 shares of common stock and warrants to purchase 135,319 shares of common stock held by the Rand Family Trust of which Mr. Rand is a trustee and beneficiary.
(4) Represents the number of common shares set forth in column 1 that can be obtained through the exercise of warrants or options that are currently exercisable or that are exercisable within the next 60 days from March 11, 1998.


PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

Pursuant to the Bylaws, the authorized number of directors of the Company has been set at five. The Board of Directors has nominated five persons to be directors and five directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of Stockholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than five persons. If a quorum is present, the five nominees having the highest number of votes cast in favor of their election will be elected. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of
Directors may recommend.   Each nominee has expressed his intention to serve
the entire term for which election is sought.

THE BOARD OF DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.

The Board of Directors' nominees for the office of director are as follows:

                                                     Year First
                                                     Became a
Name                                Age              Director

Michael W. Johnson                   36               1995
Donald E. Cohen (1)(2)               43               1995
Nahum Rand (1)                       60               1991
Duane Wentworth (1)(2)               68               1997
Michael Basch (1) (2)                60               1998

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee


The principal occupation and business experience of each director is set forth below:

Michael W. Johnson has been Chief Executive Officer and President and a director of the Company since October 1995. From 1990 to October 1995, Mr. Johnson was a consultant with McKinsey & Company, an international management consulting firm, where he served leading technology companies in the United States and Europe on issues of growth, strategy, customer service, and mergers and acquisitions. Mr. Johnson received a Bachelor of Science degree in Applied and Engineering Physics, a Bachelors of Arts degree in English from Cornell University, a Diplome in French Literature from Universite de Paris, and a Masters of Business Administration degree from Stanford University Graduate School of Business.

Donald E. Cohen has been a director and Vice Chairman of the Company since
May 1995 and served as President and Chief Executive Officer of the Company
from May 1995 until October 1995.   Mr. Cohen is President and Chief Executive
Officer of Cimarron, an interactive media company he founded in 1978. Cimarron was a subsidiary of the Company from May 1995 to December 1997. Under Mr. Cohen's leadership, Cimarron has won several awards including an EMMY, TELLY, DAF Alfie, and B/PAA Gold Spike. Mr. Cohen earned a Bachelor of Arts degree in Mass Communications from the University of Denver.

Nahum Rand has been a director since April 1991 and was elected Chairman of the Board in October 1994. He served as a consultant to the Company from April 1991 through December 1992. From November 1990 to the present, he has served as the chairman and chief executive officer of Regions, Inc., an investment company which he founded.

Duane Wentworth has been a director since July 1997 and has served as a management consultant to various businesses since 1992. Mr. Wentworth has over 41 years of business experience, including serving in management positions with IBM and Control Data. During his tenure at Control Data, from 1976 to 1982, he was responsible for the formation of Professional Services division, which provided world-wide consulting services for Control Data. Mr. Wentworth has also served as chairman and owner of Data Decisions, Inc., a supplier of specialized data processing services.

Michael Basch has been a director since February 1998. Mr. Basch founded and has served as President of Service Impact since 1989 which was established to advance the art, science and practice of leadership. Mr. Basch was Senior Vice President and a founding officer of Federal Express Corporation, for the first ten years of its existence, from 1972 to 1982. During his tenure at Federal Express, Mr. Basch established and led a number of key functions, including Sales, Customer Service, Personnel, Corporate Development, the Federal Express Southern Division, PartsBank, and Hub Distribution Services. He also conceived of the Federal Express tracking and tracing system and designed, built and managed the $100 million Superhub, which remains the largest system of its kind in the world.

There are presently five directors serving on the Company's Board of Directors. Directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected

Committees of the Board of Directors

The Company has an Audit Committee and  a Compensation Committee.  The
Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with the independent auditors the corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, and (iv) being available to the independent auditors during the year for consultation purposes. The Audit Committee met one time in the fiscal year ended December 31, 1997. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The Compensation Committee met one time in the fiscal year ended December 31, 1997. The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.

Directors are reimbursed for expenses incurred for attending any Board or committee meeting. There is no family relationship between any current or prospective director of the Company and any other current or prospective executive officer of the Company except for Michael Basch, who is the father-in-law of Michael Johnson, the Chief Executive Officer and a director of the Company.

During the fiscal year ended December 31, 1997, there were ten meetings of the Board of Directors. All directors attended at least 75% of the meetings of the Board and committees of the Board on which they were members.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 1997 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 1997, to the best of the Company's knowledge, the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

Executive Officers

The following persons are the executive officers of the Company:

Name                    Age        Position(s)

Michael W. Johnson       36        Chief Executive Officer
                                   and President

Kevin D. Andrew          39        Vice President
                                   and Chief Financial
                                   Officer,	Secretary and
                                   Treasurer

W. Brad Browning         33        Vice President

Donald Kark              34        Vice President,
                                   Engineering and
                                   Technology


Information concerning the business experience of Mr. Johnson is provided under the section entitled "Election of Directors."

Kevin D. Andrew was elected to his current positions in March 1996. Prior to joining InfoNow, Mr. Andrew was President of Andrew Consulting, LLC, a financial management services firm. From 1992 to 1995 he served as Chief Financial Officer of Air Methods Corporation, a publicly held provider of emergency air ambulance services, and from 1983 to 1991 served in various senior financial management positions at CRSS, Inc., a diversified services company listed on the New York Stock Exchange. During his tenure at CRSS, Mr. Andrew served as chief accountant, director of general accounting, director of internal audit and Vice President and controller of Natec Resources, Inc., a 50%-owed affiliate of CRSS, Inc. Prior to 1983, Mr. Andrew was with KPMG Peat Marwick. Mr. Andrew has held CPA certificates in both Colorado and Texas. He earned his Bachelor of Science degree in Business from Arizona State University.

W. Brad Browning has been a Vice President and General Manager of the
Company since January 1996. From 1990 to 1995, Mr. Browning was a consultant with McKinsey & Company, an international management consulting firm. Mr. Browning joined McKinsey & Company in June 1990 after obtaining an Masters of Business Administration degree from Harvard University Graduate School of Business. While with McKinsey, he led technology and consumer clients on major marketing and sales initiatives focused on driving growth and significant profit improvement. He earned his Bachelor of Business Administration degree in Marketing from the University of Georgia.

Donald Kark was elected to his position as Vice President, Engineering and Technology in May 1997. Prior to joining InfoNow in December 1996, Mr. Kark was with Welkin Associates, Ltd., from June 1995 to December 1996, where he was a consultant and advisor to high technology clients on advanced technology information systems. From June 1985 to June 1995, Mr. Kark worked with TRW, Inc., as a chief engineer, project manager, hardware engineer and software developer. He holds a B.S.C.E.E. from Purdue University and has won numerous awards for his professional accomplishments, including TRW's most prestigious engineering award, the TRW Chairman's Award for Innovation.

All executive officers are appointed by the Board of Directors and serve at the Board's discretion.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the cash compensation earned for the fiscal years ended December 31, 1997, 1996 and 1995 by the Company's Chief Executive Officer and by the highest compensated executive officers who were serving as executive officers at the end of the 1997 fiscal year whose individual total cash compensation for the 1997 fiscal year exceeded $100,000 (the "Named Executive Officers").

                                 SUMMARY COMPENSATION TABLE

                                                 Long Term Compensation
                          Annual Compensation             Awards

                                                   Restricted
Name and Principal                                 Stock    Options/
 Position                   Year      Salary  Bonus   Awards   SARS  All Other
                                                                    Compensation

Michael W. Johnson (1)     1997   	110,000       -0-   -0-   582,493      -0-
 Chief Executive Officer,  1996    101,778 (4)   -0-   -0-   105,705      -0-
 President and Chairman    1995    	22,372       -0-   -0-   170,038 (2)  -0-

W. Brad Browning (3)       1997    110,000    1,500	   -0-   170,000      -0-
   Vice President          1996   	103,918       -0-   -0-    85,000  15,000<F5>
   Internet Products Group

(1)   Mr. Johnson joined the Company in October 1995.
(2) Includes warrants to purchase 8,500 shares of Common Stock, issued to Mr. Johnson in connection with his service as a director of the Company. See "Management - Director Compensation".
(3)  Mr. Browning joined the Company in January 1996.
(4) The Company accrued and deferred $72,611 of Mr. Johnson's 1996 salary, of which $58,000 was satisfied by way of issuance on September 13, 1996 of 51,555 shares of Common Stock at a price of $1.12 per share.
(5) Represents reimbursement of relocation expenses.



The following table presents information concerning individual grants of options to purchase Common Stock of the Company made during the fiscal year ended December 31, 1997, to each of the Named Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                     Number of     Percent of Total
                     Securities    Options/SARs      Exercise
                     Underlying    Granted to           or
                     Options/SARs  Employees         Base Price
Name                 Granted (#)   in Fiscal Year	   ($/Sh.)    	Expiration Date

Michael W.  Johnson    	8,500 (1)          0.5%        1.84       5/22/07
                      573,993 (2)          35.7%       1.40      10/23/07

W.  Brad Browning	     70,000 (3)           4.4%        2.11        1/9/06
                        5,000 (4)           .3%        2.11         1//06
                       80,000 (5)          5.0%        1.40      10/23/07
                       15,000 (6)           .9%         .79      10/23/07

(1) Immediately exercisable as to 1/3 of the shares as of the grant date of May 22, 1997, with the remainder vesting at 1/36 of the total shares each month thereafter.
(2) Immediately exercisable as to 2/3 of the shares as of the grant date of October 23, 1997, with the remaining 1/3 vesting at 1/18 each month thereafter. These options cancel and replace certain options ranging in price from $1.38 to $4.43. Agreement provides anti-dilution provisions.
See "Employment Contracts."
(3) Issued as repricing of earlier issued options. Vests over 36 months from the grant date of 1/9/96, with 7/36 vesting seven months after grant, and an additional 1/36 vesting each month thereafter.
(4) Issued as repricing of earlier issued options. Immediately exercisable in full.
(5) Vests over eighteen months from the grant date of October 23, 1997, with 1/18 vesting each month after the grant.
(6) Vests over twelve months from the grant date of October 23, 1997, with 1/12 vesting each month after the grant.

The following table sets forth the fiscal year-end value of unexercised options to purchase Common Stock of the Company for each Named Executive Officer. No options or SARs were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FISCAL YEAR END OPTION/SAR VALUES


                     Number of Securties              Value of Unexercised
                     Underlying Unexercised        In-the-Money Options/SARs
                    Options/SARs at FY-End (#)          at FY-End ($)(1)

Name               Exercisable    Unexercisable   Exercisable   Unexercisable

Michael W.  Johnson   418,407         174,086          0             0
W.  Brad Browning      68,333         111,667          0             0


(1) Based upon the difference between the exercise price and the fair market value of the Common Stock for those options which at December 31, 1997 had an exercise price less than the fair market value of the Common Stock on such date. The fair market value of Company Common Stock at December 31, 1997, measured as the mean of the closing bid and asked prices of the Common Stock on such date, was $0.29 per share.


Compensation Committee Report on Repricing of Options

The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on repricing of employee stock options. The Committee has responsibility for making recommendations for compensation and compensation policy. In carrying out this responsibility, an objective of the Committee is to structure compensation programs that will promote long-term stable growth and development within the Company. The Committee believes that corporate development at InfoNow, an innovative technology company, is dependent on its ability to attract and retain high quality people and operates to ensure that goal.

The Committee believes that stock options are a critical component of the compensation offered by the Corporation to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company. The market price of the Corporation's common stock decreased substantially from a high of $5.00 in the fourth quarter of 1995 to a low of $0.21 in the fourth quarter of 1997. In light of this substantial decline in the market price, the Committee believed that the outstanding stock options held by the Named Executive Officers with an exercise price far in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, on April 25, 1997, the Committee approved the repricing of stock options held by the Named Executive Officers.

On April 25, 1997, the Committee recommended and the Board of Directors approved the repricing of incentive options granted to Michael Johnson, Chief Executive Officer and President of the Company. The repricing affected options to purchase 162,288 common shares of the Company. The options were exercisable at prices ranging from $2.81 to $4.43 per share. All options were repriced to be exercisable at $2.11 per share, which was the fair market value of the Company's common stock at the date of the repricing. All other terms and conditions of the options remained unchanged. On October 23, 1997, Mr. Johnson exchanged all incentive options, including the repriced options, representing the right to buy 257,243 share of the Company's common stock, for a single option to purchase 573,993 shares of common stock at $1.40 per share. Such option was immediately exercisable as to two-thirds of the shares, with the remaining one-third vesting at one-eighteenth of the total per month thereafter.

On April 25, 1997, the Committee recommended and the Board of Directors approved the repricing of incentive options grated to W. Brad Browning, Vice President-Internet Products Group of the Company. The repricing affected options to purchase 75,000 common shares of the Company. The options were exercisable at $3.625 per share. All options were repriced to be exercisable at $2.11 per share, which was the fair market value of the Company's common stock at the date of the repricing. All other terms and conditions of the options remained unchanged.

In making its determination, the committee reviewed compensation of executives with comparable backgrounds in similar companies and believes that the Company's cash compensation is less than that paid to executives in other companies. This action reflects the Committee's evaluation that the Company's future lies in long-term development of new products and product lines, retention of high quality people, and promotion of long-term growth with the Company.

COMPENSATION COMMITTEE

Donald E. Cohen
Duane Wentworth
Michael Basch

Director Compensation

Directors who are employees of the Company receive no additional compensation for service on the Board of Directors. Each director who is not a full-time employee of the Company is reimbursed expenses for attendance at Board and Committee meetings. Effective July 2, 1997, a retainer fee of $1,000 per month is also paid to each non-employee director. This monthly retainer has been voluntarily deferred by the current directors. As of December 31, 1997, the Company had accrued $20,000 for this obligation. In addition, each non-employee director is awarded an option to purchase 20,000 shares of the Company's common stock on a bi-annual basis. The options are exercisable at the fair market value of the Company's common stock on the date of issuance and are exercisable over a 24 month period. Options expire ten (10) years from date of issuance. The options are forfeited upon resignation from the Board of Directors.

The Company issued options to non-employee directors to purchase an aggregate of 60,000 shares of the company's common stock for their services during 1997 at exercise prices ranging from $0.81 to $1.84.

On May 22, 1997, Directors Nahum Rand, Donald Cohen, Michael Johnson and
Gene Copeland were each awarded non-statutory options to purchase 8,500 shares of the Company's common stock at an exercise price equal to the fair market value of the Company's stock which was $1.84 per share for their service as directors in 1996. One-third of the underlying shares were exercisable at the date of issuance. The remaining underlying shares vest over 24 months. The options expire ten (10) years from the date of issuance. The options are forfeited upon resignation from the Board of Directors.

All options granted to former director, Gene Copeland, were forfeited upon his resignation from the Board of Directors on December 10, 1997.

In addition to the above, non-employee director Nahum Rand is entitled to receive a commission of 15% of the contracted total value of sales initiated and closed by him.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

On January 1, 1998, the Company entered into a eighteen month employment agreement with Michael W. Johnson, Chief Executive Officer and President of the Company. The agreement provides for an annual base salary of $110,000 and cash performance bonuses of up to $130,000 based on defined financial performance targets. The agreement provides for the acceleration of the vesting of all options awarded to him in the event that there is a change in control of the Company. If Mr. Johnson is terminated without cause, he is entitled to a 90 day advance notice and a severance payment equal to 75% of his annual base salary then in effect. In addition, the Company will accelerate vesting of 50% of all unvested options held by him at the date of his termination.

On October 23, 1997, the Company entered into an agreement with Michael Johnson which expires on April 23, 1999, and provides compensation to Mr. Johnson in the event the Company is sold while he is President of the Company or within 120 days after Mr. Johnson ceases to be President. The compensation to be paid is based on a varying percentage of the transaction value ranging from 4% to 12% of the transaction value. No compensation will be paid for transactions valued less than $7.5 million.

A provision in the option agreement between the Company and Mr. Johnson provides for dilution protection. The agreement provides that additional options to purchase common shares shall be issued to Mr. Johnson equal to 10.7% of options exercised that were outstanding as of October 23, 1997. On October 23, 1997, there were 962,000 shares subject to unexercised options.

On January 14, 1996, the Company entered into a two-year employment agreement with W. Brad Browning, Vice President and General Manager of the Company's Internet Products Group. The agreement provides for an annual base salary of $110,000, including a non-recoverable draw against bonus of $25,000. Mr. Browning is eligible for an annual performance bonus equal to a percentage of revenues of the Internet Products Group, with total annual compensation capped at $200,000. Pursuant to the employment agreement, the Company is required to grant to Mr. Browning options to purchase an additional 10,000 shares of Common Stock if cumulative gross sales of the Internet Products Group reach certain specified levels. All options vest over a 12 month period
from date of grant.   All options are to be issued at the fair market value of
the date when the options are awarded. All options vest immediately upon a change of control of the Company. If Mr. Browning is terminated without cause, he is entitled to a severance payment equal to 50% of his annual base compensation then in effect.

Certain Relationships and Related Transactions

On March 29, 1996, the Company borrowed $100,000 from Kevin Andrew, Vice President and Chief Financial Officer of the Company. In consideration therefor, the Company issued Mr. Andrew a promissory note in the principal amount of $100,000, due March 29, 1997, bearing interest at the prime rate plus 2.75%, and secured by all of the accounts receivable of the Company. The promissory note was convertible at the option of the holder at any time into shares of Common Stock of the Company at the rate of $3.00 per share. The note was subsequently extended to June 30, 1997, and was repaid on that date.

On September 13, 1996, the Company issued shares of Common Stock to three officers of the Company as follows: (i) the Company issued 82,667 shares of Common Stock at a price of $1.12 and warrants to purchase 41,333 shares at $1.50 per share to Michael Johnson, President and Chief Executive Officer of the Company, in consideration for $20,000 in cash and $73,000 in accrued salary and expense obligations; (ii) the Company issued 17,778 shares of Common Stock at a price of $1.12 and warrants to purchase 8,889 shares at $1.50 per share to Kevin Andrew, Vice President and Chief Financial Officer of the Company in consideration for $20,000 in accrued salary obligations; (iii) the Company issued 66,667 shares of Common Stock at a price of $1.12 and warrants to purchase 33,333 shares at $1.50 per share to W. Brad Browning, Vice President of the Company, in consideration for $75,000 in cash. All such warrants are exercisable until September 13, 1998.

On December 11, 1997, the Company sold the assets of its Cimarron
International, Inc., subsidiary to Donald Cohen, a director of the Company. The terms of such transactions are set forth herein under "Item 3-Ratification of Sale of Cimarron Assets."


PROPOSAL 2 - AMENDMENT OF 1990 STOCK OPTION PLAN

On January 23, 1998, the Board of Directors amended, subject to stockholder approval, the InfoNow Corporation 1990 Stock Option Plan (the "Plan"). The number of shares of Common Stock available for issuance under the Plan was increased to 2,200,000 (or such lesser number as may be acceptable to the Vancouver Stock Exchange regulatory authority) from 1,700,000 shares of Common Stock, subject to adjustment for dividend, stock split or other relevant changes in the Company's capitalization, and the class of persons eligible to receive non-statutory stock options was expanded to include consultants to the Company. The Plan, as proposed to be amended, is set forth as Exhibit A to this Proxy Statement.

The Company's Common Stock is listed on the Vancouver Stock Exchange (the "Exchange"). Modification of the plan will require the approval of the Exchange. There is no assurance that the Company will obtain such approval. A condition of granting any such approval is that the increase be approved by a majority of votes attached to the outstanding Common Stock held by "disinterested shareholders" who vote on the matter. All shareholders who are not insiders of the Company ("insiders" are officers, directors and holders of more than 10% of the outstanding shares of Common Stock), or associates of such insiders, are "disinterested shareholders". If the requisite disinterested shareholder vote is not obtained, the amendment to the Plan will be deemed not approved.

The Plan currently provides that the only persons eligible to receive stock options under the Plan are key employees and non-employee directors of the Company. The proposed amendment to the Plan would expand the class of persons eligible to receive non-statutory options to include consultants to the Company. Stock-based compensation is a key component of compensation for many companies, and commonly includes non-statutory options as a portion thereof. The Board of Directors believes that that ability to offer non-statutory stock options to certain consultants in lieu of cash compensation for their services is in the best interests of the Company.

The Board of Directors believes that the Plan has been of material benefit to the Company by assisting the Company and its subsidiaries in attracting, retaining and motivating key employees of proven ability. The Board of Directors also believes that the best interests of the Company and its Stockholders require that the Company continue to be in a position to offer options to present and prospective key personnel, non-employee directors, and expand its ability to offer options to present and prospective consultants.

The purpose of the Plan is to promote the interests of the Company and its Stockholders by helping the Company and its subsidiaries attract, retain, and motivate key employees and non-employee directors, including officers and directors who are employees of any of its subsidiaries and, as proposed to be amended, consultants to the Company.

The Board of Directors adopted the Plan on February 22, 1990 and it was approved by the Company's stockholders in October 1990.

As of February 28, 1998, options to purchase an aggregate of 1,565,079 shares of Common Stock are outstanding pursuant to the Plan and 61,587 options have been exercised since inception of the Plan. As of February 28, 1998, the market value of all shares of Common Stock subject to outstanding options was $1,126,856 (based upon the average bid and asked prices as reported by the OTC Electronic Bulletin Board trading system as of such date).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE PLAN INCREASING THE NUMBER OF COMMON SHARES AVAILABLE FOR ISSUANCE THEREUNDER TO 2,200,000 FROM 1,700,000 AND EXPANDING THE CLASS OF PERSONS ELIGIBLE TO RECEIVE NONSTATUTORY STOCK OPTIONS TO INCLUDE CONSULTANTS OF THE COMPANY.

The amendment to the Plan will be approved if a majority of the shares present in person or represented by proxy at the meeting are voted in favor of the amendment. Unless otherwise specified, proxies solicited by the Board of Directors will be voted FOR the adoption of the amendment to increase the number of shares reserved to 2,200,000 from 1,700,000 shares for issuance thereunder and to expand the class of persons eligible to receive non-statutory stock options to include non-employee directors of the Company. The following description of the Plan, as amended, is qualified in its entirety by reference to the Plan included herewith as Exhibit A.

Summary of the Plan

Administration. The Board of Directors is responsible for administering the Plan. The Board of Directors has full authority, subject to the terms of the Plan, to make all determinations under the Plan. The Board of Directors may delegate administration of the Plan to a committee composed of two or more directors, each of whom is a "non-employee director" as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company will indemnify each member of the Board of Directors for actions taken under the Plan.

Incentive and Non-statutory Stock Options. The Board of Directors may grant incentive stock options under the Plan and options which do not qualify as incentive stock options ("non-statutory stock options").

Eligibility. Employees of the Company and its subsidiaries, including directors who are not employees of the Company or any subsidiary of the Company, are eligible to receive incentive stock options and non-statutory stock options under the Plan. As of February 28, 1998, the Company had approximately 22 total employees. If the proposed amendment is adopted, consultants to the Company or any subsidiary of the Company will be eligible to receive non-statutory stock options under the Plan. The benefits or amounts that will be received by or allocated to persons eligible to receive options under the Plan are not determinable.

Exercise Price. The Plan provides that the exercise price under each incentive stock option shall be no less than 100% of the fair market value (110% of the fair market value for employees owning more than 10% of the Company's Common Stock) of the Common Stock on the day the option is granted. The exercise price for each non-statutory stock option granted under the Plan will be the price established by the Board of Directors which normally is expected to be no less than 100% of the fair market value on the date the option is granted. The exercise price of an option is to be paid in cash or in such other consideration as the Board deems acceptable. The Board may also permit a participant to surrender previously owned shares to the Company, the fair market value of which would be applied to the option exercise price.

Non-Transferability. All options granted under the Plan may be exercised during the optionee's lifetime only by the optionee and are non-transferable except by will or the laws of descent and distribution. Notwithstanding the above, the Board may, at its discretion, permit the transfer of a non-statutory option.

Exercise. The duration of each option will be as specified by the Board but will not exceed ten years from the date of grant (five years for incentive stock options granted to holders of more than 10% of the Company's Common Stock). The Board, at its discretion, may establish a vesting schedule for any option granted under the Plan.

Effect of Termination of Services.   If an optionee's employment is
terminated because of the optionee's death or disability, exercisable options held by the optionee may be exercised no later than twelve months following the optionee's termination. If termination is because of dismissal for cause or breach of an employment agreement, the option will terminate on the date the optionee ceases to be an employee. If termination is for any other reason, exercisable options may be exercised no later than the last day of the month following the month in which the optionee ceases to be an employee of the Company. In each case, the options may be exercised only to the extent exercisable on the date of termination of employment and in no event is an option exercisable after the termination date specified in the option grant.

Stock Dividends and Stock Splits. The number, kind and price of the shares subject to each outstanding option will be proportionately and appropriately adjusted in the event of any stock dividend, stock split, recapitalization, reclassification, or other similar change in the Company's outstanding securities. The number of the shares of Common Stock of the Company reserved for issuance pursuant to options granted under the Plan will be adjusted by the Board of Directors for any such changes.

Corporate Transactions. If within the duration of the stock option there is a corporate merger or consolidation of which the Company is not the survivor, sale of assets, or change in control (defined below) ("Transaction"), the purchaser of the assets or stock may deliver to the optionee the same kind and amount of consideration the optionee would have received as a result of the Transaction had the option been exercised (to the extent then exercisable) immediately prior to the Transaction, or the Board of Directors of the Company may cancel such options in exchange for equivalent consideration. For purposes of the Plan, a "change in control" shall occur if a person or group who prior to such event owned less than 25% of the then outstanding Common Stock shall acquire additional shares of Common Stock in one or more transactions, such that following such transaction(s) such person or group beneficially own 50% or more of the Common Stock outstanding. In addition, the vesting schedule of some or all options may, at the sole discretion of the Board of Directors, be accelerated so that all or any portion of options outstanding under the Plan as of the day before the consummation of such Transaction, to the extent not exercised, shall for all purposes under the Plan become exercisable as of such date.

Term of Plan; Amendment. The Plan will terminate on February 20, 2000, ten years from the date the Plan was adopted by the Board of Directors, or, if earlier, upon the purchase of all Common Stock subject to the Plan pursuant to the exercise of options granted under the Plan. Any options outstanding after the termination of the Plan will remain in effect in accordance with their terms. The Board of Directors may terminate or amend the Plan, except that the Board may not, without shareholder approval, increase the number of shares of Common Stock as to which options may be granted, materially increase the benefits accruing to participants or materially modify the eligibility requirements.

Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to optionees and the Company of options with respect to Company stock granted under the Plan should generally be as set forth in the following summary.

A employee to whom as ISO which qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. However, upon the exercise of an ISO, any excess in the fair market price of the Common Stock over the option price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. If the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. The Company will not be entitled to a federal income tax deduction in connection with the grant or exercise of an ISO. If the employee does not hold such shares for the required period, when the employee sells such shares the employee will recognize ordinary compensation income and possibly capital gain or loss (long-term or short-term, depending on the holding period of the stock sold) in such amounts as are prescribed by the Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income recognized by the employee.

A recipient to whom an NSO is granted will not recognize income at the time of grant of such option. When such recipient exercises such NSO, the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of the option exercise, of the shares that the recipient receives upon such exercise over the option price paid. The tax basis of such shares to such recipient will be equal to the option price paid plus the amount, if any, includable in the recipient's gross income, and the recipient's holding period for such shares will commence on the date on which the recipient recognizes taxable income in respect of such shares. Gain or loss upon a subsequent sale of any Company Common Stock received upon the exercise of a NSO generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the recipient pays the option price in shares previously owned by the recipient. Subject to the applicable provisions of the Code and regulations thereunder, the Company will be entitled to a federal income tax deduction in respect of a NSO in an amount equal to the ordinary compensation income recognized by the employee. This deduction will, in general, be allowed for the taxable year of the Company in which the optionee recognizes such ordinary income.

Participants in the Plan should consult their own tax advisors to determine the specific tax consequences of the Plan for them.


PROPOSAL 3 - RATIFICATION SALE OF CIMARRON ASSETS

On December 11, 1997, the Company sold all the assets of its wholly-owned subsidiary, Cimarron International, Inc. ("Cimarron"), to Cimarron Dog and Pony, Inc. ("Dog and Pony"). Dog and Pony is owned by Donald Cohen, a director of the Company and the former owner of Cimarron prior to its acquisition by the Company in 1995. The board of directors of the Company estimates the total value of the sale transaction (the "Transaction") to the Company to be $321,000, including $100,000 of contingent consideration. The Transaction included assets of approximately $63,000 consisting of specialized computer equipment and software, of which the Company recognized a book gain of approximately $24,000. Also included in the Transaction were approximately $58,500 of accounts receivable which were transferred at full value as recorded on Cimarron's books with no offset for bad debt. Approximately $66,000 of intangible assets related to the business tradename, customer lists, in-process contracts and related unbilled revenues were also included in the Transaction. Dog and Pony also assumed all recorded liabilities of Cimarron which amounted to approximately $51,000, consisting of approximately $13,000 of accounts payable and $37,000 of other accrued liabilities. Mr. Cohen also agreed to terminate his own employment agreement with the Company. As part of the Transaction, the Company executed an earnout agreement which provides that Dog and Pony shall pay 25% of all quarterly gross profits in excess of $116,500 to the Company until the earlier of: (i) March 31, 2001, or
(ii) until payments total $100,000.

In connection with the Transaction, the Company executed a cost sharing agreement with Dog and Pony which provides that the Company shall provide certain administrative services for $12,000 per month. This agreement expires March 31, 1998, and can be extended by mutual agreement of both parties.

After execution of the Transaction, the Company ceased all operations of its Cimarron subsidiary and liquidated the subsidiary on December 19, 1997. Because the Transaction did not involve a substantial part of the Company's assets, it was not submitted to the Stockholders for approval prior to consummation.

The Company submitted the Transaction to the Vancouver Stock Exchange
("VSE") for approval in accordance with the rules and regulations of the VSE. The Company obtained VSE approval of the Transaction subject to ratification by the shareholders of the Company.

The Board of Directors unanimously approved this transaction on December
11, 1997, with the exception of Mr. Cohen, who abstained from voting in this matter. The Board of Directors believe this sale has two major benefits to the Company and its shareholders; first, it allows the Company to focus exclusively on developing its FindNow Referral Management Services business which the Company believes has a much higher growth potential than the Cimarron business. Second, the sale provides significant additional cash to invest in this core business.

The total consideration paid including contingent consideration equals 5.2 times 1997 cash flow of approximately $62,400 and represents 3.5 times 1997 cash flow if contingent consideration is excluded. The Board of Directors determined that this valuation was consistent with a business in a mature or declining market such as Cimarron. Revenues from Cimarron have been declining over the last three years due to a shift away from 35mm slides to electronic presentations and a trend towards in-house production of many types of business presentations.

The Board of Directors believes that ratification of the Transaction is in the best interest of the Company's Stockholders.

In the event that shareholders do not ratify the Transaction, the Board of Directors believes that it would not be practicable to reverse the Transaction. As a result, the Company may be subject to disciplinary action from the VSE, including possible suspension of trading or delisting from the VSE.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE SALE OF CIMARRON ASSETS


PROPOSAL 4 - APPOINTMENT OF AUDITORS

The Board of Directors has appointed the firm of Hein + Associates LLP, independent public accountants, as the auditors of the Company for the fiscal year ending December 31, 1998, subject to the approval of such appointment by Stockholders at the Annual Meeting. Hein + Associates LLP has audited the Company's financial statements since the Company's 1996 fiscal year.

The ratification of the appointment of Hein + Associates LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting.

On January 27, 1997, the Company engaged the accounting firm of Hein + Associates LLP ("Hein") as its principal independent accountants to audit the Company's financial statements for its fiscal year ending December 31, 1996. The appointment of new independent accountants was approved by the Audit Committee and Board of Directors of the Company. The Company dismissed its former independent accountants, Arthur Andersen, LLP, effective with the appointment of Hein.

Prior to the appointment of Hein, Management of the Company had not consulted with Hein except that, at the Company's request, Hein read the Company's reports filed on Form 10-Q for the quarterly periods ending June 30, 1996 and September 30, 1996.

During the fiscal years ended December 31, 1995 and 1994, and the interim period subsequent to December 31, 1995, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused the former accountants to make reference in their report to such disagreements if not resolved to their satisfaction.

Arthur Andersen's reports on the financial statements for the past two years have contained no adverse opinion or disclaimer of opinion and were not modified as to audit scope or accounting principles except for an explanatory paragraph regarding the Company's ability to continue as a going concern contained in the financial statements for the years ended December 31, 1995 and 1994.

If the foregoing appointment of Hein + Associates LLP is not ratified by Stockholders, the Board of Directors may appoint other independent accountants whose appointment for any period subsequent to the 1998 Annual Meeting of Stockholders will be subject to the approval of Stockholders at that meeting. A representative of Hein + Associates LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF THE FIRM OF HEIN + ASSOCIATES LLP.

STOCKHOLDER PROPOSALS

Any proposals from Stockholders to be presented for consideration for inclusion in the proxy material in connection with the 1999 annual meeting of Stockholders of the Company must be submitted in accordance with the rules of the Securities and Exchange Commission and received by the Secretary of the Company at the Company's principal executive offices no later than the close of business on November 24, 1998.

OTHER MATTERS

All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

The Company's independent public accountants for the fiscal year 1997 are Hein + Associates LLP. Representatives of such firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1997, which includes financial statements and accompanies this Proxy Statement, does not form any part of the material for the solicitation of proxies.

The Company will furnish without charge a copy of its Annual Report on Form 10-KSB, including the financial statements, for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 to any Stockholder (including any beneficial owner) upon written request to Kevin D. Andrew, Chief Financial Officer, 1875 Lawrence Street, Suite 1100, Denver, Colorado 80202. A copy of the exhibits to such report will be furnished to any Stockholder upon written request and payment of a nominal fee.


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